BofA Finance LLC $639,000

Contingent Income (with Memory Feature)
Auto-Callable Yield Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

Pricing Supplement

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement STOCK-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

April 30, 2026

Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

•The Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc., due May 3, 2029 (the “Notes”) priced on April 30, 2026 and will issue on May 5, 2026.

•Approximate 3 year term if not called prior to maturity.

•Payments on the Notes will depend on the individual performance of the Class A common stock of Robinhood Markets, Inc., the common stock of SoFi Technologies, Inc. and the common stock of SolarEdge Technologies, Inc. (each an “Underlying Stock”).

•Contingent coupons payable monthly if the Observation Value of each Underlying Stock on the applicable Observation Date is greater than or equal to 50.00% of its Starting Value, assuming the Notes have not been called. The coupon per $1,000.00 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of $30.834 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

•Beginning with the October 30, 2026 Call Observation Date, automatically callable quarterly for an amount equal to the Early Redemption Amount if a Redemption Event has occurred with respect to each Underlying Stock either on the same Call Observation Date or on different prior Call Observation Dates.

•A “Redemption Event” will be deemed to have occurred with respect to an Underlying Stock on a Call Observation Date if, on that Call Observation Date, the Observation Value of such Underlying Stock is greater than or equal to 100% of its Starting Value.

•Assuming the Notes are not called prior to maturity, if any Underlying Stock declines by more than 50% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying Stock, with up to 100% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive a final Contingent Coupon Payment if the Observation Value of each Underlying Stock on the final Observation Date is greater than or equal to 50.00% of its Starting Value.

•All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•The Starting Values of the Underlying Stocks were determined on April 29, 2026 (the “Strike Date”). The Starting Value of each Underlying Stock is lower than its respective Closing Market Price on the pricing date.

•The Notes will not be listed on any securities exchange.

•CUSIP No. 09711Q7M9.

The initial estimated value of the Notes as of the pricing date is $948.30 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-13 of this pricing supplement and “Structuring the Notes” on page PS-21 of this pricing supplement for additional information.

There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-13 of this pricing supplement, page PS-4 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount(1)(2)(3)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$2.50	$997.50
Total	$639,000.00	$1,597.50	$637,402.50

(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.50 per $1,000.00 in principal amount of Notes.

(2)The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $2.50, resulting in proceeds, before expenses, to BofA Finance of as low as $997.50 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

(3)In addition to the underwriting discount above, if any, an affiliate of BofA Finance will pay a referral fee of up to $17.50 per $1,000.00 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers.

The Notes and the related guarantee:

Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Terms of the Notes

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 3 years, unless previously automatically called.
Underlying Stocks:

The Class A common stock of Robinhood Markets, Inc. (Nasdaq Global Select Market symbol: “HOOD”), the common stock of SoFi Technologies, Inc. (Nasdaq Global Select Market symbol: “SOFI”) and the common stock of SolarEdge Technologies, Inc. (Nasdaq Global Select Market symbol: “SEDG”).

Strike Date:	April 29, 2026
Pricing Date:	April 30, 2026
Issue Date:	May 5, 2026
Valuation Date:	April 30, 2029, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date:	May 3, 2029
Starting Value:

HOOD: $71.20

SOFI: $15.53

SEDG: $41.58

The Starting Values were determined on the Strike Date. The Starting Value of each Underlying Stock is lower than its respective Closing Market Price on the pricing date.

Observation Value:	With respect to each Underlying Stock, its Closing Market Price on the applicable Observation Date or Call Observation Date, as applicable, multiplied by its Price Multiplier.
Ending Value:	With respect to each Underlying Stock, its Observation Value on the Valuation Date.
Call Value:	HOOD: $71.20, which is 100.00% of its Starting Value. SOFI: $15.53, which is 100.00% of its Starting Value. SEDG: $41.58, which is 100.00% of its Starting Value.
Price Multiplier:

With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock as described in “Description of the Notes — Anti-Dilution Adjustments” beginning on page PS-20 of the accompanying product supplement.

Coupon Barrier:	HOOD: $35.60, which is 50.00% of its Starting Value. SOFI: $7.76, which is 50.00% of its Starting Value (rounded to two decimal places). SEDG: $20.79, which is 50.00% of its Starting Value.
Threshold Value:	HOOD: $35.60, which is 50.00% of its Starting Value. SOFI: $7.76, which is 50.00% of its Starting Value (rounded to two decimal places). SEDG: $20.79, which is 50.00% of its Starting Value.
CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-2

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Contingent Coupon Payment (with Memory Feature):

If, on any monthly Observation Date, the Observation Value of each Underlying Stock is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment per $1,000.00 in principal amount of Notes on the applicable Contingent Payment Date (including the Maturity Date) equal to (i) the product of $30.834 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

Redemption Event:

A Redemption Event will be deemed to have occurred with respect to an Underlying Stock on a Call Observation Date if, on that Call Observation Date, the Observation Value of such Underlying Stock is greater than or equal to its respective Call Value.

Automatic Call:

Beginning with the October 30, 2026 Call Observation Date, all (but not less than all) of the Notes will be automatically called at an amount equal to the Early Redemption Amount if a Redemption Event has occurred with respect to each Underlying Stock either on such Call Observation Date or on any prior Call Observation Date. If the Notes are automatically called, the Early Redemption Amount will be paid on the applicable Call Payment Date. No further amounts will be payable following an Automatic Call. The Notes will not be automatically called on any Call Observation Date unless a Redemption Event is deemed to have occurred with respect to each Underlying Stock either on the applicable Call Observation Date or on any prior Call Observation Date.

Early Redemption Amount:

For each $1,000.00 in principal amount of Notes, $1,000.00, plus a final Contingent Coupon Payment if otherwise payable. A final Contingent Coupon Payment will only be payable if the Observation Value of each Underlying Stock is greater than or equal to its Coupon Barrier on the Call Observation Date immediately preceding the applicable Call Payment Date.

Redemption Amount:

If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:

a) If the Ending Value of the Least Performing Underlying Stock is  greater than or equal to its Threshold Value:

b) If the Ending Value of the Least Performing Underlying Stock is less than its Threshold Value:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 50.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying Stock is greater than or equal to its Coupon Barrier.

Observation Dates:	As set forth beginning on page PS-5
Contingent Payment Dates:	As set forth beginning on page PS-5
Call Observation Dates:	As set forth beginning on page PS-7
Call Payment Dates:	As set forth beginning on page PS-7. Each Call Payment Date is also a Contingent Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711Q7M9
Underlying Stock Return:	With respect to each Underlying Stock,
CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-3

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Least Performing Underlying Stock:	The Underlying Stock with the lowest Underlying Stock Return.
Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. We will also determine whether a final Contingent Coupon Payment is payable based upon the prices of the Underlying Stocks on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-4

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Observation Dates, Contingent Payment Dates, Call Observation Dates and Call Payment Dates

Observation Dates*	Contingent Payment Dates
June 1, 2026	June 4, 2026
June 30, 2026	July 6, 2026
July 30, 2026	August 4, 2026
August 31, 2026	September 3, 2026
September 30, 2026	October 5, 2026
October 30, 2026	November 4, 2026
November 30, 2026	December 3, 2026
December 30, 2026	January 5, 2027
February 1, 2027	February 4, 2027
March 1, 2027	March 4, 2027
March 30, 2027	April 2, 2027
April 30, 2027	May 5, 2027
June 1, 2027	June 4, 2027
June 30, 2027	July 6, 2027
July 30, 2027	August 4, 2027
August 30, 2027	September 2, 2027
September 30, 2027	October 5, 2027
November 1, 2027	November 4, 2027
November 30, 2027	December 3, 2027
December 30, 2027	January 4, 2028
January 31, 2028	February 3, 2028
February 29, 2028	March 3, 2028
March 30, 2028	April 4, 2028
May 1, 2028	May 4, 2028
May 30, 2028	June 2, 2028
June 30, 2028	July 6, 2028
July 31, 2028	August 3, 2028
August 30, 2028	September 5, 2028
October 2, 2028	October 5, 2028
October 30, 2028	November 2, 2028
November 30, 2028	December 5, 2028
January 2, 2029	January 5, 2029
January 30, 2029	February 2, 2029
CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-5

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Observation Dates*	Contingent Payment Dates
February 28, 2029	March 5, 2029
April 2, 2029	April 5, 2029
April 30, 2029 (the “Valuation Date”)	May 3, 2029 (the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” on page PS-18 of the accompanying product supplement.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-6

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Call Observation Dates*	Call Payment Dates
October 30, 2026	November 4, 2026
February 1, 2027	February 4, 2027
April 30, 2027	May 5, 2027
July 30, 2027	August 4, 2027
November 1, 2027	November 4, 2027
January 31, 2028	February 3, 2028
May 1, 2028	May 4, 2028
July 31, 2028	August 3, 2028
October 30, 2028	November 2, 2028
January 30, 2029	February 2, 2029

* The Call Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” on page PS-18 of the accompanying product supplement, with references to “Observation Dates” being read as references to “Call Observation Dates.”

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlying Stocks. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, the referral fee and the hedging related charges described below (see “Risk Factors” beginning on page PS-12), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-13 and “Structuring the Notes” on page PS-21.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-7

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, if the Notes have not been previously called, you may receive a

Contingent Coupon Payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Observation Value of each Underlying Stock on the applicable Observation Date greater than or equal to its Coupon Barrier?

You will receive a Contingent Coupon Payment on the applicable Contingent Payment Date	You will not receive a Contingent Coupon Payment on the applicable Contingent Payment Date

Assuming the Notes have not been automatically called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Least Performing Underlying Stock greater than or equal to its Threshold Value?

You will receive: $1,000.00

You will receive:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 50.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying Stock is greater than or equal to its Coupon Barrier.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-8

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Examples of Payments on the Notes

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the Notes. The examples illustrate payments on the Notes based on a hypothetical Starting Value of 100 for each Underlying Stock, a hypothetical Call Value of 100 for each Underlying Stock, a hypothetical Threshold Value of 50 for the Least Performing Underlying Stock, a hypothetical Coupon Barrier of 50 for the Least Performing Underlying Stock, the Contingent Coupon Payment per $1,000.00 in principal amount of Notes equal to (i) the product of $30.834 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid, hypothetical Observation Values of the Underlying Stocks as indicated in the examples below and a range of hypothetical Ending Values of the Least Performing Underlying Stock. The actual amount you receive and the resulting return will depend on the actual Starting Values, Call Values, Threshold Values, Coupon Barriers, Observation Values and Ending Values of the Underlying Stocks, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.

Automatic Call Feature

The Notes will be called at an amount equal to the Early Redemption Amount if on any Call Observation Date a Redemption Event is deemed to have occurred with respect to each Underlying Stock on such Call Observation Date or on any prior Call Observation Date. After the Notes are called, they will no longer remain outstanding and there will not be any further payments on the Notes.

Example 1 – The Observation Value of each Underlying Stock on the first Call Observation Date is 105.00 or higher. Therefore, a Redemption Event has occurred with respect to each Underlying Stock on the first Call Observation Date. Since a Redemption Event has occurred with respect to each Underlying Stock as of the first Call Observation Date the Notes will be called. The Early Redemption Amount will equal $1,000 + a final Contingent Coupon Payment because the Observation Value of each Underlying Stock on the first Call Observation Date is greater than or equal to its Coupon Barrier.

Example 2 – The Observation Value of HOOD on the first Call Observation Date is 106.00 and the Observation Value of each of SOFI and SEDG on the first Call Observation Date is 99.00 or lower. Therefore, a Redemption Event will be deemed to have occurred with respect to HOOD on the first Call Observation Date, but a Redemption Event will not be deemed to have occurred with respect to SOFI or SEDG on the first Call Observation Date. Since a Redemption Event has not occurred with respect to each Underlying Stock as of the first Call Observation Date, the Notes are not called.

The Observation Value of each of SOFI and SEDG on the second Call Observation Date is 100.00 or higher and the Observation Value of HOOD on the second Call Observation Date is 40.00. Since a Redemption Event has occurred with respect to each Underlying Stock as of the second Call Observation Date the Notes will be called. The Early Redemption Amount will equal $1,000. You will not receive a final Contingent Coupon Payment because the Observation Value of an Underlying Stock on the second Call Observation Date is below its Coupon Barrier.

Example 3 – The Observation Value of HOOD on the first Call Observation Date is 106.00 and the Observation Value of each of SOFI and SEDG on the first Call Observation Date is 99.00 or lower. Therefore, a Redemption Event will be deemed to have occurred with respect to HOOD on the first Call Observation Date, but a Redemption Event will not be deemed to have occurred with respect to SOFI or SEDG on the first Call Observation Date. Since a Redemption Event has not occurred with respect to each Underlying Stock as of the first Call Observation Date, the Notes are not called.

The Observation Value of each of SOFI and SEDG on the second Call Observation Date is 100.00 or higher and the Observation Value of HOOD on the second Call Observation Date is 80.00. Since a Redemption Event has occurred with respect to each Underlying Stock as of the second Call Observation Date the Notes will be called. The Early Redemption Amount will equal $1,000 + a final Contingent Coupon Payment because the Observation Value of each Underlying Stock on the first Call Observation Date is greater than or equal to its Coupon Barrier.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-9

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Contingent Coupon Payment Examples

Example 1 - The Observation Value of each Underlying Stock on each of the first through fifth Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Dates. The Observation Value of each Underlying Stock on the sixth Observation Date (which is also the first Call Observation Date) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date, but the Notes will not be automatically called. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $30.834 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $30.834 x 6 - (ii) $0.000 = $185.004 per $1,000.00 in principal amount of Notes.

The Observation Value of each Underlying Stock on each of the seventh and eighth Observation Dates is above its Coupon Barrier, and therefore a Contingent Coupon Payment is paid on each applicable Contingent Payment Date. On the ninth Observation Date (which is also a Call Observation Date), the Observation Value of each Underlying is above its Coupon Barrier and its Call Value. Therefore, the Notes will be automatically called, and the Contingent Coupon Payment per $1,000.00 in principal amount of Notes otherwise due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $30.834 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $30.834 x 9 - (ii) $246.672 = $30.834 per $1,000.00 in principal amount of Notes.

On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,030.834 per $1,000.00 in principal amount of Notes, and no further amounts will be payable on the Notes following an Automatic Call.

Example 2 – The Observation Value of each Underlying Stock on each of the first through fifth Observation Dates is above its Coupon Barrier. Therefore, a Contingent Coupon Payment in the amount of $30.834 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date. The Observation Value of each Underlying Stock on the sixth Observation Date (which is also the first Call Observation Date) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date, but the Notes will not be automatically called. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $30.834 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $30.834 x 6 - (ii) $30.834 x 5 = $30.834 per $1,000.00 in principal amount of Notes.

The Observation Value of each Underlying Stock on each of the seventh through thirty-fifth Observation Dates (which include the quarterly Observation Dates which are also the Call Observation Dates) is above its Coupon Barrier but below its Call Value, as applicable. Therefore, a Contingent Coupon Payment in the amount of $30.834 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date, but the Notes will not be automatically called. The Ending Value of each Underlying Stock on the Valuation Date is above its Coupon Barrier and Threshold Value. Therefore, a Contingent Coupon Payment will be due on the Maturity Date, calculated as follows:

(i) the product of $30.834 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $30.834 x 36 - (ii) $30.834 x 35 = $30.834 per $1,000.00 in principal amount of Notes.

On the Maturity Date, you will receive $1,030.834 per $1,000.00 in principal amount of Notes.

Example 4 – The Observation Value of each Underlying Stock on each of the first through fifth Observation Dates is above its Coupon Barrier. A Contingent Coupon Payment in the amount of $30.834 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date. The Observation Value of each Underlying Stock on each of the sixth through thirty-fifth Observation Dates (which include the quarterly Observation Dates which are also the Call Observation Dates) is below its Coupon Barrier and its Call Value, as applicable. Therefore, no Contingent Coupon Payment will be paid on any related Contingent Payment Date, and the Notes will not be automatically called. The Ending Value of each Underlying Stock on the Valuation Date is below its Coupon Barrier and Threshold Value. Therefore, no Contingent Coupon Payment will be due on the

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-10

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Maturity Date, and you will receive an amount at maturity that will be less than the stated principal amount of your Notes, and could be zero.

Depending on the performance of the Underlying Stocks, you may not receive any Contingent Coupon Payments during the term of the Notes.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-11

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Table

The following table is for purposes of illustration only. It assumes the Notes have not been automatically called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying Stock, a hypothetical Coupon Barrier of 50 for the Least Performing Underlying Stock, a hypothetical Threshold Value of 50 for the Least Performing Underlying Stock, a Contingent Coupon Payment applicable to a single payment period of $30.834 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying Stock. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlying Stocks, the actual Contingent Coupon Payment, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes. The table below also assumes that a Contingent Coupon Payment was paid on each Contingent Payment Date prior to maturity.

For recent actual values of the Underlying Stocks, see “The Underlying Stocks” section below. The Ending Value of each Underlying Stock will not include any income generated by dividends or other distributions paid with respect to shares of that Underlying Stock. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value of the Least Performing Underlying Stock	Underlying Stock Return of the Least Performing Underlying Stock	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,030.834(2)	3.0834%
150.00	50.00%	$1,030.834	3.0834%
140.00	40.00%	$1,030.834	3.0834%
130.00	30.00%	$1,030.834	3.0834%
120.00	20.00%	$1,030.834	3.0834%
110.00	10.00%	$1,030.834	3.0834%
105.00	5.00%	$1,030.834	3.0834%
102.00	2.00%	$1,030.834	3.0834%
100.00(3)	0.00%	$1,030.834	3.0834%
90.00	-10.00%	$1,030.834	3.0834%
80.00	-20.00%	$1,030.834	3.0834%
70.00	-30.00%	$1,030.834	3.0834%
60.00	-40.00%	$1,030.834	3.0834%
50.00(4)	-50.00%	$1,030.834	3.0834%
49.99	-50.01%	$499.900	-50.0100%
0.00	-100.00%	$0.000	-100.0000%

(1)

The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment of $30.834 per $1,000.00 in principal amount of Notes, not including any Contingent Coupon Payments paid prior to maturity, and assumes that the relevant Contingent Coupon Payment has been made on each prior Contingent Payment Date.

(2)

This amount represents the sum of the principal amount and a final monthly Contingent Coupon Payment of $30.834 per $1,000.00 in principal amount of Notes (assuming that each prior monthly Contingent Coupon Payment has been made on the related Contingent Payment Date).

(3)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying Stock is set forth on page PS-2 above.
(4)	This is the hypothetical Coupon Barrier and Threshold Value of the Least Performing Underlying Stock.
CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-12

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-4 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-25 below.

Structure-related Risks

•Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Ending Value of any Underlying Stock is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying Stock and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying Stock is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of any Underlying Stock exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Automatic Call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or Ending Value of any Underlying Stock exceeds its Starting Value. In contrast, a direct investment in the Underlying Stocks would allow you to receive the benefit of any appreciation in their prices. Any return on the Notes will not reflect the return you would realize if you actually owned shares of an Underlying Stock and received the dividends paid or distributions made on them.

•The Notes are subject to a potential Automatic Call, which would limit your ability to receive further payment on the Notes. The Notes are subject to a potential Automatic Call. The Notes will be automatically called if a Redemption Event has occurred with respect to each Underlying Stock on a Call Observation Date or on any prior Call Observation Date. If the Notes are automatically called, you will be entitled to receive the Early Redemption Amount with respect to the applicable Call Observation Date and no further amounts will be payable following the Automatic Call. A final Contingent Coupon Payment will only be payable as part of the Early Redemption Amount if the Observation Value of each Underlying Stock is greater than or equal to its Coupon Barrier on the Call Observation Date immediately preceding the applicable Call Payment Date. If the Observation Value of any Underlying Stock is less than its Coupon Barrier on such immediately preceding Call Observation Date the Early Redemption Amount will be limited to the principal amount. If the Notes are called, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Automatic Call. If the Notes are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

•You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying Stock is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment on the related Coupon Payment Date. You will receive a previously unpaid Contingent Coupon Payment on a subsequent Coupon Payment Date only if the Observation Value of each Underlying Stock on the related Observation Date is greater than or equal to its Coupon Barrier. However, if the Observation Value of any Underlying Stock on an Observation Date is less than its Coupon Barrier and the Observation Value of any Underlying Stock on each subsequent Observation Date up to and including the Valuation Date is less than its Coupon Barrier, you will not receive the unpaid Contingent Coupon Payments in respect of those Observation Dates. If the Observation Value of any Underlying Stock is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

•Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

•The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the prices of the Underlying Stocks other than on the Observation Dates or Call Observation Dates, as applicable. The prices of the Underlying Stocks during the term of the Notes other than on the Observation Dates or Call Observation Dates, as applicable, will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying Stocks while holding the Notes, as the performance of the Underlying Stocks may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable, whether a Redemption Event has occurred with respect to an Underlying Stock on a Call Observation Date and will calculate the Early Redemption Amount or Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier, the Call Value or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying Stock. No other prices of the Underlying Stocks will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Ending Value of the Least Performing Underlying Stock is less

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-13

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

than its Threshold Value, you will receive less than the principal amount at maturity even if the price of each Underlying Stock was always above its Threshold Value prior to the Valuation Date.

•Because the Notes are linked to the least performing (and not the average performance) of the Underlying Stocks, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying Stock is greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlying Stocks, and a change in the price of one Underlying Stock may not correlate with changes in the prices of the other Underlying Stocks. The Notes are not linked to a basket composed of the Underlying Stocks, where the depreciation in the price of one Underlying Stock could be offset to some extent by the appreciation in the prices of the other Underlying Stocks. In the case of the Notes, the individual performance of each Underlying Stock would not be combined, and the depreciation in the price of one Underlying Stock would not be offset by any appreciation in the prices of the other Underlying Stocks. Even if the Observation Value of an Underlying Stock is at or above its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of another Underlying Stock is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying Stock is at or above its Threshold Value, you will lose a significant portion or all of your investment in the Notes if the Ending Value of the Least Performing Underlying Stock is below its Threshold Value.

•Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlying Stocks. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlying Stocks, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks

•The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlying Stocks, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, the referral fee and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stocks, our and BAC’s creditworthiness and changes in market conditions.

•We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-14

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

•Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares of the Underlying Stocks, or futures or options contracts or exchange traded instruments on the Underlying Stocks, or other listed or over-the-counter derivative instruments whose value is derived from the Underlying Stocks. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the prices of the Underlying Stocks in a manner that could be adverse to your investment in the Notes. On or before the Strike Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have adversely affected the prices of the Underlying Stocks. Consequently, the prices of the Underlying Stocks may change subsequent to the Strike Date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have adversely affected the prices of the Underlying Stocks on the Strike Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes or the Underlying Stocks and may hold or resell the Notes or the Underlying Stocks. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlying Stocks, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

•There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying Stock-related Risks

•The terms of the Notes will not be adjusted for all corporate events that could affect an issuer of an Underlying Stock. The Price Multiplier of an Underlying Stock, the determination of the payments on the Notes, and other terms of the Notes may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-20 of the accompanying product supplement. However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amounts that may be paid on the Notes at maturity may adversely affect the price of an Underlying Stock, and, as a result, the market value of the Notes.

•HOOD has limited actual historical information. HOOD has commenced trading on the NYSE recently. Because HOOD is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in Notes linked to underlying stocks with a more established record of performance.

•SOFI has limited actual historical information. SOFI has commenced trading on the Nasdaq Global Select Market recently. Because SOFI is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in Notes linked to underlying stocks with a more established record of performance.

Tax-related Risks

•The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-15

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

The Underlying Stocks

We have derived the following information on each Underlying Stock and each company issuing an Underlying Stock (each, an “Underlying Company” and, together, the “Underlying Companies”) from publicly available documents. Because each Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s web site at sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the offering of the Notes and does not relate to any offering of Underlying Stock or any other securities of the Underlying Companies. None of us, the Guarantor, BofAS or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the Notes. None of us, the Guarantor, BofAS or any of our other affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Companies and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of the applicable Underlying Stock and therefore could affect your return on the Notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

Class A Common Stock of Robinhood Markets, Inc.

Robinhood Markets, Inc. operates a financial services platform. The company offers brokerage and cash management applications such as stocks, exchange-traded funds, options, and cryptocurrency. The company serves clients in the United States. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol “HOOD.” The company’s CIK number is 0001783879.

Historical Performance of HOOD

The following graph sets forth the daily historical performance of HOOD in the period from July 29, 2021 (the date HOOD began trading) through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits. On the Strike Date, the Closing Market Price of HOOD was $71.20.

This historical data on HOOD is not necessarily indicative of the future performance of HOOD or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of HOOD during any period set forth above is not an indication that the Closing Market Price of HOOD is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of HOOD.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-16

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Common Stock of SoFi Technologies, Inc.

SoFi Technologies, Inc. is an online personal finance company and online bank. The company provides financial products including student and auto loan refinancing, mortgages, personal loans, credit card, investing, and banking through both mobile app and desktop interfaces. The company serves customers in the United States. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "SOFI". The company's CIK number is 0001818874.

Historical Performance of SOFI

The following graph sets forth the daily historical performance of SOFI in the period from June 1, 2021 (the date SOFI began trading following its SPAC IPO) through the Strike Date. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits. On the Strike Date, the Closing Market Price of SOFI was $15.53.

This historical data on SOFI is not necessarily indicative of the future performance of SOFI or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of SOFI during any period set forth above is not an indication that the Closing Market Price of SOFI is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of SOFI.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-17

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Common Stock of SolarEdge Technologies, Inc.

SolarEdge Technologies, Inc. provides solar power optimization and photovoltaic monitoring solutions. The company offers optimizers, inverters, monitoring equipment, tools, and accessories for power harvesting, conversion, and efficiency. The company serves customers worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "SEDG". The company's CIK number is 0001419612.

Historical Performance of SEDG

The following graph sets forth the daily historical performance of SEDG in the period from January 2, 2021 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits. On the Strike Date, the Closing Market Price of SEDG was $41.58.

This historical data on SEDG is not necessarily indicative of the future performance of SEDG or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of SEDG during any period set forth above is not an indication that the Closing Market Price of SEDG is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of SEDG.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-18

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.50 per $1,000.00 in principal amount of Notes. In addition to the underwriting discount, if any, an affiliate of BofA Finance will pay a referral fee of up to $17.50 per $1,000.00 in principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-19

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-20

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-4 and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-21

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlying Stocks and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlying Stocks. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlying Stocks for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of any Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlying Stocks and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-22

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.

The IRS released Notice 2008-2 (the "Notice"), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-23

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-24

Contingent Income (with Memory Feature) Auto-Callable Yield Notes Linked to the Least Performing of the Class A Common Stock of Robinhood Markets, Inc., the Common Stock of SoFi Technologies, Inc. and the Common Stock of SolarEdge Technologies, Inc.

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•Product Supplement STOCK-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311322/d52179d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-25